Exhibit 99.1

Elutia Regains Compliance with Nasdaq Listing Requirements

GAITHERSBURG, Md., March 4, 2026 — Elutia Inc. (Nasdaq: ELUT) ("Elutia" or the "Company"), a pioneer in drug-eluting biomatrix technologies, today announced that it has received notice from Nasdaq that Elutia has regained compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) and the minimum market value of listed securities requirement set forth in Nasdaq Listing Rule 5550(b)(2). As a result, the Company is now in full compliance with all Nasdaq continued listing requirements, and Nasdaq has advised that these matters are now closed. The Company’s Class A common stock will continue to be listed and traded on the Nasdaq Capital Market under the symbol “ELUT.”

“We are pleased to have regained compliance with Nasdaq continued listing requirements,” said Matt Ferguson, Chief Financial Officer of Elutia. “We see this recent increase in our share price and market value as a direct reflection of investors’ confidence in our demonstrated drug-eluting biomatrix technology platform, the large market opportunity we’re addressing and the outstanding capabilities of the Elutia CRU.”

About Elutia

Elutia develops and commercializes drug-eluting biomatrix products to improve compatibility between medical devices and the patients who need them. With a growing population in need of implantable technologies, Elutia’s mission is humanizing medicine so patients can thrive without compromise. For more information, visit www.Elutia.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the securities laws. Forward-looking statements in this report include any statements about Elutia’s ability to maintain compliance in the future with applicable Nasdaq continued listing standards, maintain the listing of its Class A common stock on the Nasdaq Capital Market, and investors’ confidence in Elutia’s future opportunities. Forward-looking statements are based on management’s current assumptions and expectations of future events; actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties, including those found in Elutia’s periodic reports. Consequently, you should not rely on forward-looking statements as predictions of future events. Except as required by applicable law, Elutia expressly disclaims any obligations to publicly update any forward-looking statements.

Investors:
Elutia Investor Relations
ir@elutia.com